As filed with the U.S. Securities and Exchange Commission on May 12, 2015.

Registration No. 333-202186

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 6

to

Form S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

eASIC Corporation

(Exact name of Registrant as specified in its charter)

Delaware	3674	77-0532688
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

eASIC Corporation

2585 Augustine Drive, Suite 100

Santa Clara, California 95054

(408) 855-9200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Ronnie Vasishta

President and Chief Executive Officer

eASIC Corporation

2585 Augustine Drive, Suite 100

Santa Clara, California 95054

(408) 855-9200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James F. Fulton, Jr. David G. Peinsipp Robert W. Phillips Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000	Richard J. Deranleau Senior Vice President, Finance and Chief Financial Officer eASIC Corporation 2585 Augustine Drive, Suite 100 Santa Clara, California 95054 (408) 855-9200	Jorge del Calvo Davina K. Kaile Alan B. Kalin Pillsbury Winthrop Shaw Pittman LLP 2550 Hanover Street Palo Alto, California 94304 (650) 233-4500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 6 to the Registration Statement on Form S-1 (File No. 333-202186) is being filed solely to update the Exhibit Index and to re-file Exhibits 10.16 and 10.17 to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by eASIC Corporation. (the “Registrant”) in connection with the sale of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission (“SEC”) registration fee, the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee and the NASDAQ Global Market listing fee.

AMOUNT TO BE PAID
SEC registration fee	$8,715
FINRA filing fee	11,750
NASDAQ Global Market listing fee	125,000
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent and registrar fees and expenses	*
Miscellaneous expenses	*

Total	*

*	To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

The Registrant’s amended and restated certificate of incorporation provides for the indemnification of its directors to the fullest extent permitted under the Delaware General Corporation Law. The Registrant’s amended and restated bylaws provide for the indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law. Each of the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws will become effective upon the closing of this offering.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

The Registrant’s amended and restated certificate of incorporation includes such a provision. Under the Registrant’s amended and restated bylaws, expenses incurred by any director or officers in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant, as long as such undertaking remains required by the Delaware General Corporation Law.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant has entered into indemnity agreements with each of its directors and officers that require the Registrant to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or is or was acting or serving as an officer, director, employee or agent of the Registrant or any of its affiliated enterprises. Under these agreements, the Registrant is not required to provide indemnification for certain matters, including:

•	indemnification beyond that permitted by the Delaware General Corporation Law;

•	indemnification for any proceeding with respect to the unlawful payment of remuneration to the director or officer;

•	indemnification for certain proceedings involving a final judgment that the director or officer is required to disgorge profits from the purchase or sale of the Registrant’s stock;

•	indemnification for proceedings involving a final judgment that the director’s or officer’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct (but only to the extent of such specific determination) or a breach of his or her duty of loyalty or resulting in any personal profit or advantage to which the director or officer is not legally entitled;

•	indemnification for proceedings or claims brought by an officer or director against the Registrant or any of the Registrant’s directors, officers, employees or agents, except for (i) claims to establish or enforce a right of indemnification, (ii) claims approved by the Registrant’s board of directors, or (iii) claims required by law;

•	indemnification for settlements the director or officer enters into without the Registrant’s consent; or

•	indemnification in violation of any undertaking required by the Securities Act of 1933, as amended (the “Securities Act”) or in any registration statement filed by the Registrant.

The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

There is at present no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Registrant has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

The Registrant plans to enter into an underwriting agreement which provides that the underwriters are obligated, under some circumstances, to indemnify the Registrant’s directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold by the Registrant since January 1, 2012:

(1)	From January 1, 2012 to April 30, 2015, we granted stock options to purchase an aggregate of 4,148,151 shares of common stock at exercise prices ranging from $0.75 to $11.79 per share to a total of 151 employees, consultants and directors under our 2010 Plan. Of these options, options to purchase 537,793 shares have been exercised for cash consideration in the aggregate amount of $662,570.67, options to purchase 226,121 shares have been cancelled without being exercised and options to purchase 3,384,237 shares remain outstanding. The above numbers do not reflect the stock options to purchase an aggregate of 48,500 shares of common stock that our Compensation Committee has approved to be granted to two employees in connection with the pricing of our initial public offering with an exercise price equal to the initial public offering price.

(2)	From December 2012 through July 2013, we issued 4,532,662 shares of Series A-2 preferred stock to accredited investors at a price per share of approximately $5.20 for an aggregate purchase price of $23,534,898.

(3)	From December 2012 through January 2013, in connection with the issuance and sale of Series A-2 preferred stock, we issued 533,301 shares of Series A-1 preferred stock and 9,121,442 shares of common stock to accredited investors in exchange for then outstanding preferred stock.

(4)	On May 30, 2013, we issued and sold convertible promissory notes in the aggregate principal amount of $1,500,000 to accredited investors, for an aggregate purchase price of $1,500,000.

(5)	From June 2012 to October 2012, we issued and sold convertible promissory notes in an aggregate principal amount of $4,068,646 to accredited investors for an aggregate purchase price of $4,068,646.

The offers, sales and issuances of the securities described in paragraphs (1) through (5) above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 promulgated under Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and had adequate access, through employment, business or other relationships, to information about the Registrant. No underwriters were involved in these transactions.

The offers, sales and issuances of the securities described in paragraph (1) above were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were employees, directors or bona fide consultants of the Registrant and received the securities under the Registrant’s EIP. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated herein by reference.

(b) Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(a)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 6 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on May 12, 2015.

eASIC CORPORATION

By: /s/ Ronnie Vasishta
Ronnie Vasishta President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 6 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Ronnie Vasishta Ronnie Vasishta	President, Chief Executive Officer and Member of the Board of Directors (Principal Executive Officer)	May 12, 2015

/s/ Richard J. Deranleau Richard J. Deranleau	Senior Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	May 12, 2015

* Wayne Cantwell	Member of the Board of Directors	May 12, 2015

* Edward H. Frank, Ph.D.	Member of the Board of Directors	May 12, 2015

* Ronald S. Jankov	Member of the Board of Directors	May 12, 2015

* Michael R. Kourey	Member of the Board of Directors	May 12, 2015

* Tara Long	Member of the Board of Directors	May 12, 2015

*By	/s/ Ronnie Vasishta
Ronnie Vasishta Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

1.1†	Form of Underwriting Agreement.

3.1#	Eleventh Amended and Restated Certificate of Incorporation, as amended and as currently in effect.

3.2#	Form of Twelfth Amended and Restated Certificate of Incorporation to become effective upon closing of this offering.

3.3#	Amended and Restated Bylaws, as currently in effect.

3.4#	Form of Amended and Restated Bylaws to become effective upon closing of this offering.

4.1#	Form of Common Stock Certificate of the Registrant.

4.2#	Amended and Restated Investors’ Rights Agreement, by and among the Registrant and certain of its stockholders, dated December 13, 2012.

5.1†	Opinion of Cooley LLP.

10.1#	Warrants to Purchase Common Stock issued to Investors between October 15, 2009 and January 23, 2012.

10.2#	Warrant to Purchase Series A-2 Preferred Stock issued to Investors between September 30, 2013 and September 12, 2014.

10.3#+	Form of Indemnity Agreement by and between the Registrant and its directors and officers.

10.4#+	2001 Stock Option Plan, as amended, and forms of stock option agreement, grant notice and notice of exercise.

10.5#+	2010 Equity Incentive Plan, as amended, and forms of stock option agreement, grant notice and notice of exercise.

10.6#+	2015 Equity Incentive Plan and forms of grant notice, stock option agreement and notice of exercise.

10.7#+	2015 Employee Stock Purchase Plan.

10.8†+	Non-Employee Director Compensation Policy.

10.9#+	Amended and Restated Employment Agreement by and between the Registrant and Ronnie Vasishta, dated October 15, 2010.

10.10#+	Employment Agreement by and between the Registrant and Richard J. Deranleau, dated April 28, 2014.

10.11#+	Employment Agreement by and between the Registrant and Ranko Scepanovic, Ph.D., dated April 25, 2008.

10.12#+	Employment Agreement by and between the Registrant and Michael Stacy Fender, dated May 1, 2014.

10.13#+	Employment Agreement by and between the Registrant and Jasbinder Bhoot, dated September 23, 2005.

10.14#+	Letter Agreement by and between the Registrant and Edward H. Frank, Ph.D., dated October 24, 2013.

10.15#	Lease Agreement by and between Registrant and 2525 Augustine Drive LLC dated October 31, 2011.

10.16*	Product Supply Agreement by and between the Registrant and Seagate Technology LLC, dated June 28, 2010 and as amended on May 23, 2014, including a letter agreement between the Registrant and Seagate Technology LLC.

Exhibit Number	Description

10.17*	General Purchase Agreement by and between the Registrant and Ericsson AB, dated June 18, 2009.

10.18#	Amended and Restated Venture Loan and Security Agreement by and between the Registrant and Horizon Technology Finance Corporation, Horizon Funding Trust 2013-1, DBD Credit Funding LLC and Fortress Credit Opportunities I, LP, dated September 12, 2014, as amended.

10.19#	Loan and Security Agreement by and between the Registrant and Silicon Valley Bank, dated September 29, 2010, as amended.

10.20#+	Employment Agreement by and between the Registrant and Matthew Ng, dated December 11, 2014.

10.21#	Consulting Agreement by and between the Registrant and Michael R. Kourey, dated January 3, 2013 and as subsequently amended on September 30, 2013, including a letter agreement between the Registrant and Michael R. Kourey, dated January 2, 2014.

21.1#	Subsidiaries of the Registrant.

23.1#	Consent of Deloitte & Touche LLP, an Independent Registered Public Accounting Firm.

23.2†	Consent of Cooley LLP. Reference is made to Exhibit 5.1.

24.1#	Power of Attorney. Reference is made to the signature page hereto.

#	Previously filed.
†	To be subsequently filed.
+	Indicates management contract or compensatory plan.
*	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the SEC.